Exhibit 12.1

June 6, 2018

Knowbella Helix Inc.

P.O. Box 30085

Cincinnati, Ohio 45230

Re:	Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to Knowbella Helix Inc., a Delaware corporation (the “Company”), with respect to the preparation and filing of the Company’s Offering Statement on Form 1-A, including the Company’s Offering Circular (the “Offering Statement”), of up to 166,666,667 Helix Tokens of the Company (the “Securities”).

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

1. Certificate of Incorporation, as filed with the Delaware Secretary of State;

2. Bylaws of the Company in the form filed with the United States Securities and Exchange Commission (the “Commission”); and

3. Resolutions of the Board of Directors of the Company adopted by unanimous written consent.

We have also examined the Offering Statement relating to the Securities, as filed with the Commission, as well as such other certificates of public officials, certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinion set forth below.

In conducting our examination, we have assumed: (a) the genuineness of all signatures; (b) the legal capacity of all natural persons; (c) the authenticity of all documents submitted to us as originals; (d) the conformity to original documents of all documents submitted to us as certified or electronic copies and the authenticity of the originals of such documents; and (e) that all records and other information made available by the Company, and upon which we have relied, are complete in all material respects. As to various questions of fact material to this opinion letter, and as to the content and form of the articles of incorporation, bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied upon representations and certificates of officers or directors of the Company and upon documents, records and instruments furnished to this firm by the Company, without independent check or verification of their accuracy. We have not performed any independent research of public records, and have assumed that certificates of or other comparable documents from public officials dated prior to the date of this letter remain accurate as of this date.

Based upon the foregoing, and upon such other legal considerations as we deem relevant, we are of the opinion that the Securities, when issued, paid for as described in the Offering Statement, and delivered to purchasers, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, as currently in effect. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of Delaware. Our opinion is limited to matters expressly set forth above, and no opinion is implied or may be inferred beyond those expressly stated.

We consent to the use of this opinion letter as an exhibit to the Offering Statement and to references to our firm included in or made a part of the Offering Statement. In granting this consent, we do not admit that this firm comes within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission.

Very truly yours,

KEATING MUETHING & KLEKAMP PLL

/s/ Keating Muething & Klekamp PLL